For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009 or

Andy Clifford, President (713) 914-8017

Website:

www.saratogaresources.net

______________________________________________________________________________

Saratoga Resources, Inc. Reports Third Quarter 2008 Results

Houston – (Business Wire) – November 14, 2008 -- Saratoga Resources, Inc. (OTCBB: SROE, the “Company”) today announced fiscal third quarter results for the period ended September 30, 2008.

The company reported net income for the three months ended September 30, 2008 of $6,224,842, or $0.41 per basic share and $0.36 per diluted share, on revenues of $12,550,937 as compared to a net loss of $29,452, or $0.01 per share, on revenues of $16,220 for the three months ended September 30, 2007.  For the nine months ended September 30, 2008, the company reported net income of $5,907,084, or $0.48 per basic share and $0.45 per diluted share, on revenues of $12,586,046 as compared to a net loss of $62,520, or $0.01 per share, on revenues of $25,000 during the nine month period in 2007.

Results for the current quarter and year to date period reflect the acquisition by the Company of Harvest Oil & Gas and The Harvest Group in July 2008 and also reflect the effects of Hurricanes Gustav and Ike which temporarily disrupted production and resulted in an estimated $710,000 of damage to the Company south Louisiana properties.  Based on daily production volumes at the time, storm-related production delays reduced production during the quarter by an estimated 19.4 Mbls of oil and 113.1 Mmcf of natural gas, resulting in an estimated reduction in revenues for the period of $3,098,600.  As of September 30, 2008, production had been restored to substantially 100% of pre-hurricane levels.

“We are pleased with our results for the 2008 third quarter,” Saratoga Chairman and CEO Tom Cooke said.  “We successfully consummated our acquisition of the Harvest companies and have progressed quickly in integrating the Harvest operations and team and in commencement of our planned development of the Harvest properties.  We came through two hurricanes in good condition, rapidly bringing operations back to pre-hurricane levels and, despite the lost production and revenues from the hurricanes and the incurrence of costs associated with integrating the Harvest companies, we managed to produce strong operating cash flows and profits for the period.”

About Saratoga Resources

Saratoga Resources, Inc. is an independent exploration and production company headquartered in Austin, Texas with offices in Houston, Texas and Covington, Louisiana. The Company engages in the acquisition and development of oil and gas producing properties that allow the Company to grow through low-risk development and risk-managed exploration.  The Company currently operates properties in Texas and Louisiana with principal holdings covering approximately 30,000 net acres located in the state waters offshore Louisiana.

Forward-looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements with respect to actual costs of storm-related damages, actual production volumes following the period, the company’s ability to integrate the operations of the Harvest companies as well as anticipated operating and financial performance, growth opportunities, growth rates, potential acquisition opportunities, and other statements of expectation. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “assumes,” “seeks,” “estimates,” “should,” and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the “Risk Factors” section of the company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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Saratoga Resources, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2008 and 2007

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Crude oil, condensate and natural gas liquids	$10,626,472	$-	$10,626,472	$-
Natural gas	1,924,465	16,220	1,959,574	25,000

Total revenues	12,550,937	16,220	12,586,046	25,000

Operating Expense:
Lease operating expense	3,598,214	13,625	3,602,888	16,740
Depreciation, depletion and amortization	5,194,983	88	5,194,983	263
General and administrative	1,643,854	18,599	1,962,590	32,625
Taxes other than income	1,424,576	-	1,424,576	-

Total operating expenses	11,861,627	32,312	12,185,037	49,628

Operating income (loss)	689,310	(16,092)	401,009	(24,628)

Other income (expenses):
Commodity derivative income, net	12,855,560	-	12,855,560	-
Other income	526,839	-	526,839	-
Interest income	37,945	-	37,945	-
Interest expense	(4,645,655)	(13,360)	(4,675,112)	(37,892)

Total other income (expense)	8,774,689	(13,360)	8,745,232	(37,892)

Net income (loss) before income taxes	9,463,999	(29,452)	9,146,241	(62,520)

Income tax provision:
Current	560,007	-	560,007	-
Deferred	2,679,150	-	2,679,150	-

Net income (loss)	$6,224,842	$(29,452)	$5,907,084	$(62,520)

Net income (loss) per share:
Basic	$0.41	$(0.01)	$0.48	$(0.01)

Diluted	$0.36	$(0.01)	$0.45	$(0.01)

Weighted average number of common shares outstanding:
Basic	15,183,205	7,540,292	12,254,701	7,540,292

Diluted	17,058,426	7,540,292	13,199,147	7,540,292